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                                                                    EXHIBIT 99.1


                           RF MICRO DEVICES ANNOUNCES
         $425 MILLION PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

         GREENSBORO, N.C., March 9 -- RF Micro Devices, Inc.(Nasdaq: RFMD) announced today that it intends to offer, subject to market and other conditions, $425 million of Convertible Subordinated Notes due 2005 (plus an additional amount of up to $75 million to cover over-allotments, if any) in a private placement. The notes will be convertible into the Company's common stock at the option of the holder, at a price to be determined. The offering is expected to close in March 2000.

         The Company intends to use the net proceeds of the anticipated offering for general corporate purposes, including capital expenditures and working capital. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies if the opportunity arises.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

         The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

         RF Micro Devices, Inc., an ISO 9001-certified manufacturer, designs, develops, manufactures and markets proprietary RFICs for wireless communications applications such as cellular and PCS phones, cordless phones, wireless LANs, wireless local loop handsets, industrial radios, wireless security systems and remote meter readers. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol "RFMD."

RF Micro Devices(R) and RFMD(TM) are trademarks of RF Micro Devices, Inc.

Contact:

         RF Micro Devices, Inc., Greensboro
         Dean Priddy, 336/664-1233